Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares No Monthly Cash Distribution for July

FORT WORTH, Texas, July 21, 2020 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared there will be no monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of July 31, 2020.  The net profits calculation was based principally upon production during the month of May 2020 and includes $84,265.24 in net profits income to be distributed to the Trust, which amount will be used to cover Trust administrative expenses.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	17,201	555	51,084	1,648	$16.28	$0.93
Prior Month	40,203	1,340	47,490	1,583	$14.69	$0.33

Oil cash receipts for the properties underlying the Trust totaled $0.28 million for the current month, a decrease of $0.31 million from the prior month distribution period.  Boaz Energy reported that in response to oil price uncertainties, it shut in a material amount of production from the properties underlying the Trust for a period beginning in early May 2020 and continuing through May 20, 2020.  Boaz Energy reports it began to increase sales from a limited number of producing leases in late May 2020, and that normal production operations resumed in early June 2020.

Natural gas cash receipts for the properties underlying the Trust totaled $0.05 million for the current month, an increase of $0.03 million from the prior month’s distribution period due to an increase in sales volumes and natural gas prices.

Total direct operating expenses, including marketing, lease operating expenses and workover expenses, were $0.35 million reflecting a $0.06 decrease from the prior month. Severance and ad valorem taxes were $0.13 million.

Capital expenditures were $0.03 million in the current month reflecting a $0.16 million reduction from the prior month.  Boaz Energy reported these expenditures primarily related to drilling and completion operations on non-operated properties in Crane County.  Boaz Energy previously held back funds to cover future capital obligations and expenses.  Boaz Energy indicated this month’s net profits calculation included the application of $240,902 ($192,721 net to the Trust) of those funds Boaz Energy previously held back, plus an additional advancement from Boaz Energy to the Trust in the amount of $140,606.  Boaz Energy indicated it anticipates recoupment of the $140,606 advancement out of next month’s calculation of the Trust’s net profits interest.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and Boaz Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions, advancements or recoupments from distributions, and Boaz Energy’s operations with regard to producing leases, anticipated drilling and completion activities and the resulting impact on the computation of the Trust’s net profits. The amount of cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have declined sharply since the beginning of 2020 in response to the economic effects of the COVID-19 pandemic and the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia, resulting in an oversupply of crude oil and exacerbating the decline in crude oil prices, and could remain low for an extended period of time. Further, continued low oil and natural gas prices may continue to result in no distributions to unitholders for an unknown period of time. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020 and other public filings filed with the SEC. The risk factors and other factors noted in the Trust's public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Simmons Bank, Trustee
Lee Ann Anderson, Senior Vice President
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com